Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of electroCore, Inc. on Forms S-3 (No. 333-232655, 333-238721 and 333-262223) and Forms S-8 (No. 333-225864, 333-237498, 333-254171, and 333-263675) of our report dated March 8, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of electroCore, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of electroCore, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 8, 2023